Exhibit 99.1

MicroVision Announces Second Quarter 2011 Results

Highlights include signing agreement for in-vehicle PicoP head-up display with major car maker and expanding SHOWWX™ distribution in Apple channels

REDMOND, Wash.--(BUSINESS WIRE)--July 21, 2011--MicroVision, Inc. (NASDAQ: MVIS), the leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the second quarter of 2011.

During the quarter the company continued to execute on its three key initiatives for 2011: progressing the development of the next-generation high-definition (HD) PicoP® display engine with Pioneer Corporation, adding new distribution partners for the SHOWWX family of pico projectors, and significantly reducing its cash used in operations compared to last year. The company also signed a first-of-its-kind agreement with a major automobile manufacturer, offering a clear initial path toward commercialization of its PicoP head-up display technology (PicoHUD™) inside a mass-production car model targeted for introduction in 2014.

“We are realizing the results from the business plan we announced and implemented in late 2010 and early 2011,” stated Alexander Tokman, president and CEO of MicroVision. “While we continue to reduce cash used in operations, the team is actively engaged in expanding our distribution network for the SHOWWX product line and closing important business development opportunities.”

Highlights included:

  Signed an agreement with a major automotive manufacturer to incorporate MicroVision’s PicoHUD technology into its test vehicles. MicroVision, the manufacturer and its Tier 1 integrator have agreed to develop an advanced HUD prototype that includes the next-generation PicoP display engine based on direct green lasers. These prototypes are intended for installation in early test vehicles for specific models already identified on the manufacturer’s production roadmap. It is anticipated that the first phase will be followed by a series of milestones that may result in introduction of the HUD into a production vehicle.
  Expanded support of the Apple ecosystem by adding Softline UK Ltd. (EMEA) and Synnex K.K. (Japan) to distribute the SHOWWX™ line of pico projector products to Apple customers in Europe, Middle East, Africa and Japan. The SHOWWX+ is the first laser pico projector to be sold in Japan.
  Announced the new SHOWWX+HDMI laser pico projector, offering pure digital connectivity to a breadth of new tablets, smartphones and devices offering HDMI video-out. The SHOWWX+HDMI expands compatibility with more of today’s popular devices featuring HDMI video-out capabilities. In addition to being certified for use with Apple iPhone, iPad, iPad 2 and iPod touch, SHOWWX+HDMI works with RIM’s BlackBerry Playbook and Windows 7 tablets, a range of compatible Android and Symbian smartphones, as well as Windows and Apple notebooks, netbooks and ultra portable HDMI-enabled devices.
  Delivered initial order of first-generation PicoP display engines to Walsin Lihwa. Walsin has integrated these engines into its new Pico Panda product planned for commercial release in China in the second half of 2011.
  Continued advancement with Pioneer of the light source module based on direct blue, green, and red laser diodes and engine subsystems for the next-generation HD PicoP display engine. The HD PicoP display engine is expected to have the high performance, small size and attractive price required for high-volume automotive and consumer applications. It is expected to serve as the foundation for Pioneer’s aftermarket HUD product planned for introduction in 2012.

Financial Results

The following financial results are for three and six months ended June 30, 2011, compared to the same periods one year earlier.

  Revenue was $1.2 million for the second quarter of 2011, compared to $2.1 million for the second quarter of 2010, and $2.3 million for the first half of 2011, compared to $2.8 million for the first half one year ago. Backlog was $1.7 million as of June 30, 2011.
  Operating loss was $9.3 million for the second quarter of 2011, compared to $11.1 million for the same quarter a year ago, and $18.3 million for the first half of 2011, compared to $20.6 million for the first of 2010.
  Net loss was $9.2 million, or $0.09 per share for the second quarter of 2011, compared to $11.1 million, or $0.12 per share for the same quarter a year ago. Net loss was $18.2 million, or $0.17 per share for the first half of 2011, compared to $20.2 million, or $0.23 per share for the first half of 2010.

For the six months ended June 30, 2011, cash used in operations was $15.5 million compared to $22.3 million for the same period in 2010, reflecting a 30% decrease from one year ago. For the second quarter of 2011, cash used in operations was $7.4 million compared to $12.7 million for the same period in 2010, reflecting a 42% decrease from one year ago. The company is aggressively managing its costs and is on target to reduce cash used in operations for the year by approximately 40% compared to 2010.

As of June 30, 2011, cash and cash equivalents were $9.3 million, which includes $2.4 million raised during the second quarter of 2011 through the company’s 2010 equity financing facility.

During the quarter the company secured a new equity financing facility under which it may sell up to $40 million dollars or approximately 21 million shares of its common stock over two years.

Conference Call

The company will host a conference call today to discuss its second quarter 2011 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 800-561-2601 (for U.S. participants) or 617-614-3518 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 56894455. A live webcast can be accessed from the company's web site at www.microvision.com/investors. The webcast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources which can create vivid images with high contrast and brightness. For more information, visit us on:

Our company website: microvision.com

Our corporate blog: microvision.com/displayground

Twitter: twitter.com/microvision

Facebook: facebook.com/MicrovisionInc

YouTube: youtube.com/mvisvideo

MicroVision, SHOWWX, SHOWWX+ and PicoP are trademarks of MicroVision Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future integration of PicoHUD technology into production car models or HUD products, future product development and operating results and those using words such as “anticipate”, “intend,” “expect,” “target” and “plan” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010

Assets
Current Assets
Cash and cash equivalents	$9,339	$19,413
Investment securities, available-for-sale	9	13
Accounts receivable, net of allowances	684	1,116
Costs and estimated earnings in excess of billings on uncompleted contracts	132	137
Inventory	5,042	6,075
Current restricted investments	306	306
Other current assets	978	564
Total current assets	16,490	27,624

Property and equipment, net	3,380	4,169
Restricted investments	1,019	1,189
Intangible assets	2,140	2,233
Other assets	30	18
Total assets	$23,059	$35,233

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$6,785	$7,665
Accrued liabilities	4,026	4,135
Billings in excess of costs and estimated earnings on uncompleted contracts	47	81
Current portion of capital lease obligations	35	40
Current portion of long-term debt	89	85
Total current liabilities	10,982	12,006

Capital lease obligations, net of current portion	94	114
Long-term debt, net of current portion	114	159
Deferred rent, net of current portion	497	697
Other long-term liabilities	-	424
Total liabilities	11,687	13,400

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	108	102
Additional paid-in capital	408,540	400,791
Accumulated other comprehensive loss	(34)	(30)
Accumulated deficit	(397,242)	(379,030)
Total shareholders' equity	11,372	21,833
Total liabilities and shareholders' equity	$23,059	$35,233

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Contract revenue	$251	$73	$484	$371
Product revenue	904	2,015	1,790	2,385
Total revenue	1,155	2,088	2,274	2,756

Cost of contract revenue	395	21	694	149
Cost of product revenue	2,985	3,337	5,225	4,496
Total cost of revenue	3,380	3,358	5,919	4,645

Gross margin	(2,225)	(1,270)	(3,645)	(1,889)

Research and development expense	3,478	6,043	7,805	11,041
Sales, marketing, general and administrative expense	3,577	3,817	6,876	7,705
Gain on disposal of fixed assets	-	-	(7)	-
Total operating expenses	7,055	9,860	14,674	18,746

Loss from operations	(9,280)	(11,130)	(18,319)	(20,635)

Interest income	12	50	27	79
Interest expense	(12)	(16)	(25)	(33)
Gain on derivative instruments, net	-	34	-	429
Other income (expense)	105	(11)	105	(30)

Net loss	$(9,175)	$(11,073)	$(18,212)	$(20,190)

Net loss per share - basic and diluted	$(0.09)	$(0.12)	$(0.17)	$(0.23)

Weighted-average shares outstanding - basic and diluted	106,176	88,767	104,446	88,730

CONTACT:
Investors:
MicroVision, Inc.
Tiffany Bradford, 425-882-6629
or
Media/PR:
Edelman
Callie Snyder, 503-997-3440